Exhibit 10(vii)
Stock Option Income Deferral Plan

ALLIANCE BANCORP OF NEW ENGLAND, INC.

STOCK OPTION INCOME DEFERRAL PLAN

     1.01 Synopsis. This document sets forth the Stock Option Income Deferral Plan (the “Plan”), established and maintained by Alliance Bancorp of New England, Inc. (the “Corporation”). The Plan is intended to permit a select group of executives and directors to defer tax recognition of gains on exercise of non-qualified stock options previously granted by the Corporation. Participants must use a “stock-for-stock” exercise, tendering shares owned for at least six months to exercise the option. Once an election to defer is made, a Participant cannot exercise the option before a date that is at least six months later (except in the initial calendar year of the Plan). A Participant’s interest in this Plan shall be denominated in shares of Corporation stock (except as may be the case for dividend equivalents). Benefits shall be paid from the general funds of the Corporation or from a grantor trust established by the Corporation. The Plan Administrator shall interpret and implement this Plan.

ELIGIBILITY AND PARTICIPATION

     2.01 Eligibility. Persons eligible to be Participants hereunder shall be (A) all directors of the Corporation or any of its subsidiaries who are also not employees thereof and who have non-qualified options to purchase stock of the Corporation, and (B) such other directors or management employees of the Corporation or any of its subsidiaries who have non-qualified options to purchase stock of the Corporation as the Personnel Committee of the Board of Directors of the Corporation (the “Personnel Committee”) may from time to time select.

     2.02 Deferral Agreement. An eligible person becomes a Participant when the employee has entered into a Deferral Agreement to defer compensation. Each Deferral Agreement shall provide that the option price shall be paid to the Corporation in full solely by tendering shares of Corporation stock that have been held by or on account of the Participant for at least six months before the date of exercise of the option.

BENEFITS

     3.01 Stock Option Gain Deferral. An election to defer stock option income pursuant to a Deferral Agreement shall be deemed to constitute a direction by the Participant to have the Corporation defer to this Plan the number of shares (rounded down to the nearest whole share) equal in value to the income that would otherwise have been realized by the Participant pursuant to such stock option exercise, with the ultimate payment to the Participant of such deferred shares to be made in accordance with the terms of this Plan.

     An election to defer stock option income shall be effective only if made at least six months prior to the exercise date of the option. An election to defer a stock option income shall constitute an irrevocable agreement by the Participant that such option may not be exercised prior to the date six months following the date of the Deferral Agreement.

     Notwithstanding the foregoing, a Participant may elect to defer income on the exercise of any option exercised in calendar year 2001 following adoption of the Plan, provided that such election is effective only with respect to such option exercises that are made at least fourteen days after the date of a Participant’s Deferral Agreement.

     3.02 Plan Accounts and Investments. For the purposes of measuring the obligation to provide benefits under this Plan, the Corporation shall establish bookkeeping accounts for the amount credited under Section 3.01(i) or 3.01(ii) on account of each Participant. Such bookkeeping accounts shall be denominated in shares of Corporation stock (except as provided in Section 3.03 regarding dividend equivalents). The Corporation may also establish a grantor trust and make contributions to funding accounts thereunder for purposes of providing benefits under this Plan. The benefits payable to a Participant or Beneficiary under the Plan will be equal to the value of the bookkeeping account from time-to-time. Any such account or trust will be subject to the claims of all creditors of the Corporation, and no Participant or Beneficiary will have any vested interest or secured or preferred position with respect to such accounts or trust or have any claim against the Corporation except as a general creditor.

     3.03 Dividends and Recapitalizations. The Personnel Committee shall treat dividend equivalents on stock deferred hereunder in any of the following ways, as determined from time-to-time in its discretion: (i) by increasing the amount credited on a Participant’s account by a number of shares (or fraction thereof) equal to the value of the dividends on the date of dividend payment, (ii) crediting the Participant’s account with the dollar value of such dividends and such additional deemed investment gain or loss on such dollar value as the Committee shall determine, or (iii) paying to the Participant the value of such dividends in cash. The Committee need not treat all Participants the same with respect to such dividends. In the event of a stock dividend, stock split or other recapitalization, the Committee shall equitably adjust the shares held on account of each Participant hereunder.

     3.04 Death Beneficiary. The Participant may designate a Beneficiary to receive payments in the event of the Participant’s death. The designation shall be in writing and delivered to the Plan Administrator. The designated beneficiary may include one or more persons, trusts or organizations. If no effective written designation is made, the Participant’s Beneficiary shall be the Participant’s spouse, if married on the date of death, and if not so married, shall be the Participant’s estate.

     3.05 Distribution of Benefits. At the time a Deferral Agreement is executed, a Participant shall elect the times for benefit distributions, within such times as the Committee may allow Participants to elect. However, if a Participant dies before or after commencement of benefits, death benefits shall be distributed in annual installments over a period of two years, the amount of each installment to equal the balance of the account immediately prior to the installment to be distributed divided by the number of installments remaining to be distributed; provided, however, that if benefits have already commenced in accordance with a distribution schedule that would provide more rapid distribution, such schedule shall instead continue.

     The Committee may in its discretion accelerate the timing of distribution of any benefits hereunder or may in its discretion upon the non-binding request of a Participant defer distribution of a Participant’s benefits. In addition, if the Committee determines in its discretion that the timing of distribution of an installment to an executive would result in disallowance of a Corporation income tax deduction for such payment under Section 162(m) of the Internal Revenue Code (or any successor or substantially similar provision), then the Committee may defer such distribution until the earliest time at which such deduction would not be disallowed for such distribution.

     [3.06 Elective In-Service Distributions. If a Participant so elects, a Participant may receive a distribution prior to the date the Participant elected for distribution. Upon any such elective distribution, the Participant shall incur a forfeiture to the Corporation of an amount equal to ten percent (10%) of the amount of the distribution.]

     3.07 Vesting and Forfeiture for Cause [or Competition]. A Participant will be 100% vested in the value credited on the Participant’s account. However, if the Participant’s employment with the Corporation terminates for cause, then the Participant shall immediately forfeit all benefits hereunder. Termination for cause shall include only termination of employment (by resignation or otherwise) on account of breach of fiduciary duty involving personal profit, willful violation of law involving moral turpitude, or willful failure to perform or adhere to explicitly stated duties after reasonable notice and an opportunity to cure such failure to perform or adhere. [In addition, if within twelve (12) months following termination of employment with the Corporation, while benefits are remaining to be paid hereunder, the Participant becomes an employee, director, or consultant of, or otherwise provides services to, an organization providing financial services that, in the determination of the Committee, competes with the Corporation, then thereupon the Participant shall immediately forfeit all benefits hereunder.]

ADMINISTRATIVE PROVISIONS

     4.01 Plan Administrator. The Plan Administrator shall have discretion to operate, interpret, and implement the Plan. The Plan Administrator shall be an individual appointed by the Personnel Committee or, if no individual is so appointed, the Personnel Committee shall be the Plan Administrator. The Plan Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in this Plan) shall be conclusive upon all persons. The Personnel Committee shall be the Named Fiduciary for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

     4.02 Alienation of Benefits. Benefits are not subject to alienation, anticipation or assignment by a Participant or beneficiary and are not subject to being attached or reached and applied by any creditor of the Participant or beneficiary.

     4.03 Withholding. The Corporation reserves the right to withhold from payment of contributions or benefits such amount of income, payroll, and other taxes as the Corporation determines is advisable.

     4.04 Source of Benefits. Benefits shall be paid from the general assets of the Corporation provided that the Corporation may also establish a grantor trust and make contributions thereto for purposes of providing benefits hereunder. No Participant or beneficiary shall have a right to a benefit hereunder or under said trust greater than that of an unsecured general creditor of the Corporation. Nothing herein shall be deemed to create any fiduciary relationship whatsoever.

     4.05 Intent. This Plan is intended to be unfunded and maintained by the Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA. Benefits are intended not to be taxable to a Participant under the Internal Revenue Code of 1986 as amended (the “Code”) until paid. This Plan shall be construed and interpreted in a manner consistent with the foregoing intentions.

     4.06 Governing Law. This Plan shall be governed by the law of the State of Connecticut to the extent that it is not preempted by federal law.

     4.07 Effective Date. This Plan shall be effective as of November 27, 2001.

     4.08 Plan Year. The Plan Year shall be the 12-month period ending December 31. The initial Plan Year shall be the period ending December 31, 2001.

     4.09 Entire Agreement. This Plan constitutes the entire agreement of the Corporation with respect to the subject matter thereof.

     4.10 Amendment or Termination. The Corporation reserves the right to terminate or amend the Plan, in whole or in part, at any time.

     4.11 No Contract of Employment. This Plan shall not constitute an express or implied contract of employment between the Corporation or any of its subsidiaries and any Participant.

     4.12 Successors; Change of Control. This Plan shall be binding on any successor-in-interest of the Corporation, and no agreement with respect to sale or transfer of substantially all of the assets of the Corporation shall be effective unless the successor agrees to assume all liabilities hereunder.

CLAIMS PROCEDURE

     5.01 Claims and Review. All inquiries and claims respecting the Plan shall be in writing and shall be directed to the Plan Administrator at such address as may be specified from time to time.

(a) Claims. In the case of a claim respecting a benefit under the Plan, a written determination allowing or denying the claim shall be furnished by the Plan Administrator to the claimant promptly upon receipt of the claim. A denial or partial denial of a claim shall be dated and signed by the Plan Administrator and shall clearly set forth: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) an explanation of the review procedure set forth below.

     If no written determination is furnished to the claimant within thirty (30) days after receipt of the claim, then the claim shall be deemed denied and the thirtieth (30th) day after such receipt shall be the determination date.

(b) Review. A claimant may obtain review of an adverse determination by filing a written notice of appeal with the Plan Administrator within sixty (60) days after the determination date or, if later, within sixty (60) days after the receipt of a written notice denying the claim. Thereupon the Personnel Committee shall appoint one or more persons who shall conduct a full and fair review, which shall include the right: (1) to be represented by a spokesman; (2) to present a written statement of facts and of the claimant's interpretation of any pertinent document, statute or regulation; and (3) to receive a prompt written decision clearly setting forth findings of fact and the specific reasons for the decision written in a manner calculated to be understood by the claimant and containing specific references to pertinent Plan provisions on which the decision is based. A decision shall be rendered no more than sixty (60) days after the request for review, except that such period may be extended for an additional sixty (60) days if the person or persons reviewing the claim determine that special circumstances, including the advisability of a hearing, require such extension. The Personnel Committee may appoint itself, one or more of its members, or any other person or persons whether or not connected with the Corporation to review a claim.

All applicable governmental regulations regarding claims and review shall be observed.

ALLIANCE BANCORP OF NEW ENGLAND, INC. By: /s/ Joseph H. Rossi, President/CEO —————————————— Joseph H. Rossi, President/CEO